April 1, 2011

Securities and Exchange Commission
100 F Street NE
Washington, DS 20549

RE:      Tactical Air Defense Services, Inc.

Gentlemen:

We have read the statements that we understand Tactical Air Defense Services, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC
Certified Public Accountants